SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2002

UNITED BANCSHARES, INC.

(Exact name of Registrant as specified in its Charter)

Ohio	000-29283	34-1516518
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)
100 S. High Street, Columbus Grove, Ohio	45830-1241
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:		(419) 659-2141

N/A

(Former name or former address, if changed since last report)

Item 5.  Other Events

United Bancshares, Inc. (Nasdaq: UBOH – news), a $413 million bank holding company headquartered in Columbus Grove, Ohio, today announced its plans for a market expansion into Bowling Green, Ohio, third quarter dividends and the release of its second quarter net basic earnings of 19¢ per share.

In June 2002, Bank of Leipsic, a subsidiary of the Company, announced the hiring of a CEO and Senior Lender to its current staff.  Through this addition the Bank plans, subject to regulatory approval, to enter the Bowling Green, Ohio, market with penetration into surrounding areas with a full service branch in 2002.  Although management anticipates an initial negative impact on earnings as a result of the investment in personnel, equipment and facilities, the Company believes the expansion provides the opportunity to significantly expand its service area, earning assets, and long-term earning potential for the Bank of Leipsic.

The Board of Directors of United Bancshares Inc. declared a third quarter 2002 dividend of 11¢ per share, payable Sept. 13, 2002 to shareholders of record on August 30, 2002.

In the quarter ended June 30, 2002, United Bancshares, Inc. reported net income of $681,000, or $.19 basic earnings per share. This compares to second quarter 2001 net income of $865,000, or $.24 basic earnings per share, an $184,000 decrease.  The quarterly decrease was primarily the result of an increase in non-interest expenses of $278,000 and offset by a $129,000 increase in non-interest income, both net of tax.  The additional expenses were derived from the Company’s continued commitment to the improvement of internal controls and the specialization of its work force.  Net income for the six months ended June 30, 2002, totaled $5,038,000, or $1.40 basic earnings per share, which includes $3,807,000 ($1.06 per share), as a result of a change in accounting principle and $1,231,000 ($0.34 per share) from traditional operations compared with net income of $1,252,000, or $0.40 basic earnings per share for the same period in 2001.

Return on average assets was 0.67% for the second quarter of 2002, compared to 0.88% for the comparable quarter of 2001. Excluding the impact of the change in accounting principle in 2002, return on average assets for the six months ended June 30, 2002 was 0.63% compared to 0.73% for the same period in 2001.  Return on average equity for the second quarter of 2002 was 7.00% compared to 10.12% for the same period of 2001. Excluding the impact of the change in accounting principle in 2002, return on average equity for the six months ended June 30, 2002 was 6.51% compared to 11.89% for the same period in 2001.

E. Eugene Lehman, President and CEO of United Bancshares, Inc. stated that, "We continue to integrate the Bank of Leipsic and the Citizens Bank of Delphos into United from mergers in February 2000 and March 2001, respectively.  As we build best practices for the entire Company, we have chosen to retain all three charters and are capitalizing on the different opportunities of each charter, while centralizing operational support functions.  Citizens Bank of Delphos has seized leveraging opportunities for reducing interest rate risk while maintaining its earnings and the Bank of Leipsic has seized the opportunity to acquire a seasoned management team that will expand its franchise into the Bowling Green market.  Because we are focused on asset growth, we continue to make investments in asset quality administration that has reduced short-term earnings but strengthens the Company through improved asset management.  Regardless of the rate environment, we anticipate an increase in our assets under management and therefore increases in long-term earnings potential."

United Bancshares, Inc. is the parent company of The Union Bank Company, The Bank of Leipsic Company, The Citizens Bank of Delphos, and Bancservices United, Inc.

This release may contain certain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risk and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates.  For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2001 Form 10-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

United Bancshares, Inc.
Date: July 25, 2002	By: /s/ Brian D. Young
Brian D. Young CFO